Exhibit 2.2

AMENDMENT NO. 3

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 3, dated as of August 7, 2008 (this “Amendment”), to the Agreement and Plan of Merger, dated as of March 17, 2008 and amended as of June 30, 2008 and July 18, 2008 (the “Agreement”), is by and among CME Group Inc., a Delaware corporation (“CME Group”), CMEG NY Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of CME Group (“Merger Sub”), NYMEX Holdings, Inc., a Delaware corporation (“NYMEX Holdings”), and New York Mercantile Exchange, Inc., a Delaware non-stock corporation and a wholly-owned Subsidiary of NYMEX Holdings (“NYMEX”).

RECITALS

WHEREAS, CME Group, Merger Sub, NYMEX Holdings and NYMEX desire to amend and supplement certain terms of the Agreement as described in this Amendment; and

WHEREAS, the Boards of Directors of CME Group, Merger Sub, NYMEX Holdings and NYMEX have each determined that the Amendment is consistent with, and will further, their respective business strategies and goals, and have deemed it advisable and in the best interests of their respective companies and stockholders that NYMEX Holdings merge with and into Merger Sub; and

WHEREAS, all capitalized terms not defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Agreement, the Parties agree as follows:

1. Amendment of Certificate of Incorporation of NYMEX. The Form of Amended and Restated Certificate of Incorporation of NYMEX attached to the Agreement as Exhibit C is hereby removed and replaced in its entirety with the Form of Amended and Restated Certificate of Incorporation of NYMEX attached hereto as Exhibit C.

2. Amendment of Bylaws of NYMEX. The Form of Waiver and Release contained in Annex A to the Form of Amended and Restated Bylaws of NYMEX attached to the Agreement as Exhibit D is hereby removed and replaced in its entirety with the Form of Waiver and Release attached hereto as Exhibit D.

3. Form of Waiver and Release. The Form of Waiver and Release attached to the Agreement as Exhibit F is hereby removed and replaced in its entirety with the Form of Waiver and Release attached hereto as Exhibit F.

4. Interpretation. The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Sections 1 through 3 of this Amendment. The provisions of the Agreement that have not been amended hereby shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. In the event of any inconsistency or contradiction between the terms of this Amendment and the Agreement, the provisions of this Amendment shall prevail and control.

5. Reference to the Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement”, “hereof”, “herein”, “herewith”, “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any such instrument or document to be deemed to be a reference to the Agreement as amended by this Amendment.

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6. Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Amendment shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other Parties hereto.

7. Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to its rules of conflicts of law.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above

CME GROUP INC.
By:	/S/ TERRENCE A. DUFFY
Name:	Terrence A. Duffy
Title:	Executive Chairman

By:	/S/ CRAIG S. DONOHUE
Name:	Craig S. Donohue
Title:	Chief Executive Officer

CMEG NY INC.
By:	/S/ KATHLEEN M. CRONIN
Name:	Kathleen M. Cronin
Title:	Secretary

NYMEX HOLDINGS, INC.
By:	/S/ RICHARD SCHAEFFER
Name:	Richard Schaeffer
Title:	Chairman of the Board

By:	/S/ JAMES E. NEWSOME
Name:	James E. Newsome
Title:	President and Chief Executive Officer

NEW YORK MERCANTILE EXCHANGE, INC.
By:	/S/ RICHARD SCHAEFFER
Name:	Richard Schaeffer
Title:	Chairman of the Board

By:	/S/ JAMES E. NEWSOME
Name:	James E. Newsome
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 3 to the Merger Agreement]

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EXHIBIT C

AS AMENDED [—], 2008

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW YORK MERCANTILE EXCHANGE, INC.

New York Mercantile Exchange, Inc. (hereinafter referred to as the “Corporation”), which was originally incorporated in the State of Delaware on May 11, 2000, hereby certifies that this Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Second Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Corporation’s amended and restated certificate of incorporation as hereby amended. The text of the amended and restated certificate of incorporation as heretofore amended is hereby restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is New York Mercantile Exchange, Inc.

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSES

The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

ARTICLE IV

MEMBERSHIP

A.	General.

The Corporation shall have no authority to issue capital stock. The terms and conditions of membership in the Corporation shall be as provided in or pursuant to this Certificate of Incorporation, the Bylaws of the Corporation (the “Bylaws”) and the Rules and Regulations of the Corporation as in effect from time to time (the “Rules”).

B.	Classes and Series of Membership.

The membership interests that the Corporation shall have authority to issue shall consist of not more than 816 Class A Memberships (the “Class A Memberships” and the owners thereof, the “Class A Members”) and one Class B Membership (the “Class B Membership” and the owner thereof, the “Class B Member”). The terms, conditions, preferences and rights of the Class A Memberships and the Class B Membership shall be as set forth in this Certificate of Incorporation, the Bylaws and the Rules. The Class A Members shall not have the right to vote on any matter, except as and to the extent provided in Article IX of this Certificate of Incorporation. The Class A Members shall have no interest in the profits of the Corporation and shall have no right to receive any dividend or other distribution (including upon liquidation, dissolution, winding-up or otherwise) to be declared, paid or distributed by the Corporation or the right to receive any consideration upon the merger or consolidation of the Corporation, which rights shall be vested solely in the Class B Member. Except to the extent (if any) required by law and Article IX of this Certificate of Incorporation, the Class B Member shall have the exclusive right to vote on any matter to be voted on by the members of the Corporation. The Class B Member shall have the exclusive right to receive any dividend or other distribution (including upon liquidation, dissolution, winding-up or otherwise) to be declared, paid or distributed by the Corporation or any consideration upon the merger or consolidation of the Corporation. The Class B Membership initially shall be held by CMEG NYMEX Holdings Inc., a Delaware corporation. The Board of Directors of the Corporation shall have the authority to create additional classes of memberships with such rights and limitations as the Board of Directors determines. Each Class A Member shall be entitled to one vote for each Class A Membership on any matter on which such Class A Member is entitled to vote. Each Class B Member shall have one vote on any matter on which such Class B Member is entitled to vote.

C.	Class A Member Trading Rights.

Holders of Class A Memberships who meet the applicable membership and eligibility requirements set forth in this Certificate of Incorporation, the Bylaws and the Rules shall have (i) the rights to trade on the open outcry and electronic facilities of the Corporation (and owners thereof shall have the right to lease such rights) in each case in compliance with this Certificate of Incorporation, the Bylaws and the Rules and (ii) the other rights set forth in this Section (C) of this Article IV of this Certificate of Incorporation.

1.	Classes of Memberships.

The Corporation shall not increase the number of Class A Memberships to a number greater than 816. The Corporation shall not create any new class of memberships in the Corporation with any rights to trade or to broker trades of any futures and options products that were traded on the Corporation’s open outcry trading system as of July 18, 2008, on the open outcry facility of the Corporation.

2.	Clearing Members.

In addition to any Rules or other qualifications set forth by the Corporation, a Member Firm, as so designated pursuant to the Rules, shall hold not fewer than two (2) Class A Memberships in order to qualify (a) as a Clearing Member, as such term is defined in the Rules, and (b) for member rates.

3.	Transaction Fees.

The transaction fee for Class A Members trading futures and options products that were traded on the Corporation’s open outcry trading system and/or electronic trading system as of July 18, 2008 for their accounts, whether utilizing the open outcry trading system or the electronic trading system, shall be lower than the transaction fees charged to any participant who is not a holder of a Class A Membership for the same product; provided, however, that the foregoing shall not prohibit the Board of Directors of the Corporation from establishing transaction fees on a non-permanent basis in connection with a market maker program or other programs designed to build market liquidity. This fee differential shall be maintained for so long as either Chicago Mercantile Exchange Inc. or Board of Trade of the City of Chicago, Inc. maintains a comparable fee differential.

Each Member Firm, as so designated pursuant to the Rules, shall receive member rates on trades for any account wholly-owned by such Member Firm independent of the identity of the individual that executes the relevant trade.

Each Individual Member, as so designated pursuant to the Rules, shall receive member rates for trades on any account wholly owned by such Individual Member, or any account jointly owned if all owners of such account are holders of Class A Memberships; provided that a holder of a Class A Membership executes the relevant trade. Additionally, for each Class A Membership owned or leased by an Individual Member, such member shall receive member rates for products traded electronically in such account for no more than three (3) individuals (in addition to the owner) to whom such owner or for no more than one (1) individual (in addition to the lessee) to whom such lessee assigns power of attorney rights pursuant to the Rules.

4.	Open Outcry Facility.

The Corporation shall maintain facilities for an open outcry market for the trading (the “Trading Floor”) of futures and options contracts traded on the Trading Floor as of July 18, 2008 (the “Current Products”) until December 31, 2012. Following December 31, 2012, at any time following the end of the first full fiscal quarter as to which the Trading Floor does not satisfy the financial tests set forth below for such quarter (the “Quarterly Financial Tests”), the Corporation shall have the right to close the Trading Floor. Prior to closing the Trading Floor, the Corporation shall have the right to close any individual trading ring and terminate open outcry trading of any Current Products traded in such trading ring, if the Trading Floor would have satisfied the Quarterly Financial Tests for the immediately preceding fiscal quarter, on a pro forma basis, assuming that such trading ring was closed as of the first day of the testing period. The Corporation shall measure the Quarterly Financial Tests within sixty (60) days following each full fiscal quarter. The Corporation shall give the Class A Members at least thirty (30) days’ notice of the closing of the Trading Floor or any trading ring.

In the event that the Trading Floor does not satisfy both of the tests set forth below at the end of any fiscal quarter, it will be deemed to have failed the Quarterly Financial Tests for that fiscal quarter.

(a)	Revenue

The Revenue from the Trading Floor generated during the fiscal quarter for which the financial test is being measured and the immediately preceding quarter must exceed 50% of the Revenue from the Trading Floor for fiscal 2007 divided by two (2).

(b)	Profitability

The Trading Floor After-Tax Profit Margin for the fiscal quarter for which the financial test is being measured and the immediately preceding quarter must equal or exceed 50% of the CME Group Inc. After-Tax Profit Margin for that same period.

For purposes of this calculation:

“Revenue from the Trading Floor” means the transaction fees, clearing fees (if separately charged), and other direct ancillary fees (e.g. booth rental) generated from open outcry trading on the Trading Floor.

“Trading Floor Expenses” means the direct expenses incurred to operate the Trading Floor, including but not limited to facility costs including rent (or implied rent), utilities, taxes, security, insurance, telecommunications costs, amenities; trading expenses including market surveillance for Trading Floor trades, license fees, market maker fees, data vendor fees, and all computer software and hardware costs (including maintenance fees); depreciation on capital expenditures at the Trading Floor; staff and direct management of the staff for the Trading Floor; and all applicable city, state and federal taxes associated with the income or revenue generated from the Trading Floor.

“Trading Floor After-Tax Profit Margin” means the percentage derived by dividing (1) Revenue from the Trading Floor net of Trading Floor Expenses by (2) Revenue from the Trading Floor for the applicable period.

“CME Group Inc. After-Tax Profit Margin” means the percentage derived by (1) multiplying (x) CME Group Inc.’s consolidated operating income for the applicable period by (y) the difference between 1 (one) and CME Group Inc’s effective corporate tax rate and (2) dividing that amount by CME Group Inc’s consolidated total revenues for the applicable period. The amounts shall be obtained or derived from the financial statements included in the applicable quarterly or annual reports filed by CME Group Inc. with the Securities and Exchange Commission.

The Trading Floor shall be the exclusive venue for the open outcry trading for Current Products for so long as such products are traded on the Trading Floor. The Corporation is under no obligation to provide a backup or alternative facility for open outcry trading if the Trading Floor is rendered inoperable for any reason. In the event that the Trading Floor is rendered inoperable for any reason, the electronic trading platform, if any, on which any Current Product then is traded shall serve as the venue for trading such Current Product.

5.	Moratorium on the Relocation of Current Products.

In the event that open outcry trading of any Current Product is terminated subject to Section (C)(4) of this Article IV, the Corporation will not, nor will it cause any subsidiary to, commence open outcry trading of such Current Product in the City of Chicago for a period of 540 days following such closure (the “540-Day Moratorium”). Notwithstanding the foregoing, open outcry trading of a Current Product may commence in the City of Chicago during the 540-Day Moratorium if the Board of Directors of the Corporation approves such action and within fifteen (15) days after given written notice of such action in reasonable detail to the holders of Class A Memberships and

(1) the owners of Class A Memberships entitled to cast 10% of the total number of votes entitled to be cast at a special meeting to approve the removal of the 540-Day Moratorium for such Current Product do not make written demand for a special meeting that complies with the requirements set forth below; or

(2) the owners of Class A Memberships entitled to cast 10% of the total number of votes entitled to be cast at a special meeting do make written demand for a special meeting that complies with the applicable requirements listed below and at such special meeting a majority of the voting power of the outstanding Class A Memberships approves the removal of such 540-Day Moratorium.

Any notice sent by the Corporation to Class A Members in connection with a special meeting under this Section (C)(5) of this Article IV shall be accompanied by a response form through which a Class A Member may request a special meeting and the 10% threshold shall be deemed met if such forms, by themselves or collectively with one or more other written demands or petitions (which may be delivered by fax or electronically to the Secretary of the Corporation), reflect that the owners of at least 10% of the Class A Memberships are requesting a special meeting to vote on the approval of the commencement of open outcry trading in the City of Chicago of a Current Product subject to the 540-Day Moratorium. Within three (3) business days after any Class A Member so requests such a special meeting, the Secretary of the Corporation shall confirm (by fax or electronically, in addition to regular mail), to each Class A Member submitting a response form, written demand or petition, receipt of such Class A Member’s request and whether the 10% threshold has, or has not, at that time been met. The written demand may also specify the date of such special meeting (in which case such meeting date shall be a business day which is not less than thirty (30) nor more than sixty (60) days from the date of such written demand).

6.	Location of Open Outcry Trading Facility.

The Corporation shall maintain the Trading Floor at its existing location for so long as the Occupancy Agreement, dated as of May 18, 1995, among The City of New York, New York State Urban Development Corporation, New York City Economic Development Corporation, Battery Park City Authority and the Corporation, including its wholly-owned subsidiary, Commodity Exchange, Inc., remains in effect, and thereafter, at another location in the Borough of Manhattan.

ARTICLE V

MANAGEMENT OF AFFAIRS

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and members:

A.	General.

In accordance with Sections 141(a) and 141(j) of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation; such power to include, without limitation, to (i) adopt, from time to time, Rules relating to criteria for eligibility for membership and procedures for becoming a member and any requirements or procedures for the acquisition or transfer of a membership as it may determine; and (ii) establish the Rules applicable to Class A Members, including, without limitation, relating to fees, financial standards and obligations for dues, assessments and fines, subject in each case to Section (C) of Article IV of this Certificate of Incorporation. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all powers and do all acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws; provided, however, that no Bylaws hereafter adopted by the Class B Member shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

B.	Action by Written Consent.

The Class A Members shall not have the right to take action by written consent in lieu of a meeting and shall have no right to initiate any proposal, at or for any meeting of members.

The Class B Member shall have the right to effect by consent in writing any action which would require the approval of the Class B Member at a duly called annual or special meeting of the Class B Member.

ARTICLE VI

BOARD OF DIRECTORS

The number of directors of the Corporation shall be as from time to time fixed by, the Board of Directors of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE VII

AMENDMENT OF BYLAWS AND RULES

The Board of Directors of the Corporation is expressly empowered to adopt, amend or repeal the Bylaws. The Class B Member shall also have power to adopt, amend or repeal the Bylaws. The only member of the Corporation with any power to adopt, amend or repeal the Bylaws shall be the Class B Member, and no other member of, or class or series of membership in, the Corporation shall have any such power. No member of, or class or series of membership in, the Corporation shall have any power to adopt, amend or repeal the Rules.

ARTICLE VIII

LIMITATION OF LIABILITY; INDEMNIFICATION

No director shall be personally liable to the Corporation or any of its members for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VIII of this Certificate of Incorporation by the Class B Member shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

The Corporation shall indemnify its directors to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VIII of this Certificate of Incorporation shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to officers, employees and agents of the Corporation similar to those conferred in this Article VIII of this Certificate of Incorporation to directors of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article VIII of this Certificate of Incorporation shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of the Class B Member or disinterested directors or otherwise.

Any repeal or modification of this Article VIII of this Certificate of Incorporation by the Class B Member shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Except for the rights expressly provided in Section (C) of Article IV of this Certificate of Incorporation and as otherwise provided under Delaware law, the Board of Directors of the Corporation will have full and absolute discretion to manage the business and affairs of the Corporation and shall have the sole and absolute right, without any duty to any Class A Member, to set and establish the rules and regulations that govern the trading and operations of the Corporation and any of its subsidiaries.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, modify or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon the members of the Corporation are granted subject to this reservation. Any amendment of, or modification or repeal of any provision contained in Section (C) of Article IV of this Certificate of Incorporation or this sentence of this Article IX of this Certificate of Incorporation shall require, first, the approval of the Board of Directors of the Corporation and second, the approval of a majority of the votes cast by the Class A Members. Except as provided in the immediately preceding sentence, any amendment of, or modification or repeal of any provision contained in, this Certificate of Incorporation shall require, first, the approval of the Board of Directors of the Corporation and, second, the approval of the Class B Member and no other member or series or class of membership shall have the right to vote on any such amendment or repeal.

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EXHIBIT D

FORM OF WAIVER AND RELEASE

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

By executing this Waiver and Release, and effective upon acceptance of the Membership Rights Payment, the Class A Member, for itself and its past, present, and future direct and indirect subsidiaries, shareholders, members, equityholders, Affiliates, and its and their respective successors and assigns and, if the Class A Member is a natural person, for himself or herself, the Class A Member’s spouse, heirs, administrators, children, representatives, executors, successors and assigns, and any other person (natural or otherwise) acting or purporting to act on behalf of any of the foregoing (“Releasing Parties”), effective as of the Effective Time, hereby absolutely, unconditionally and irrevocably waives any right to and releases and forever discharges NYMEX Holdings, NYMEX, CME Group, Merger Sub, the CME Group Subsidiaries and each of their respective Affiliates, shareholders, related organizations, agents, employees, officers, directors, advisors, successors and assigns (collectively, the “Released Parties”) from any and all manner of causes of action, damages, liabilities, obligations, promises, judgments, claims and demands of any nature whatsoever, in law or in equity, of every kind and description, whether known or unknown, suspected, absolute or contingent (“Actions”), which such Releasing Parties (in any capacity whatsoever, including, without limitation, their capacities as stockholders of NYMEX Holdings) ever had, now have or hereafter can, shall or may have against any Released Party, including, without limitation, those Actions arising out of (i) the form and structure of the transactions relating to the Membership Rights Payments, (ii) the amount and form of consideration received by any Releasing Party in connection with the Membership Rights Payments, (iii) the transactions entered into in contemplation of or in connection with the Membership Rights Payments, including, without limitation, the Merger, and (iv) any such Releasing Parties’ ownership of the Class A Memberships, including, without limitation, any and all rights any Releasing Party may have under Section 311G of the Bylaws of NYMEX (the “Bylaws”); provided, however, that this waiver and release shall not apply to the respective rights and obligations of the Releasing Parties to receive the Merger Consideration, if applicable, to enforce their rights to receive the Membership Rights Payments under the Merger Agreement and to enforce their rights as provided under Section (C) of Article IV and under the second sentence of Article IX of the Certificate of Incorporation of NYMEX.

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EXHIBIT F

FORM OF WAIVER AND RELEASE

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

By executing this Waiver and Release, and effective upon acceptance of the Membership Rights Payment, the Class A Member, for itself and its past, present, and future direct and indirect subsidiaries, shareholders, members, equityholders, Affiliates, and its and their respective successors and assigns and, if the Class A Member is a natural person, for himself or herself, the Class A Member’s spouse, heirs, administrators, children, representatives, executors, successors and assigns, and any other person (natural or otherwise) acting or purporting to act on behalf of any of the foregoing (“Releasing Parties”), effective as of the Effective Time, hereby absolutely, unconditionally and irrevocably waives any right to and releases and forever discharges NYMEX Holdings, NYMEX, CME Group, Merger Sub, the CME Group Subsidiaries and each of their respective Affiliates, shareholders, related organizations, agents, employees, officers, directors, advisors, successors and assigns (collectively, the “Released Parties”) from any and all manner of causes of action, damages, liabilities, obligations, promises, judgments, claims and demands of any nature whatsoever, in law or in equity, of every kind and description, whether known or unknown, suspected, absolute or contingent (“Actions”), which such Releasing Parties (in any capacity whatsoever, including, without limitation, their capacities as stockholders of NYMEX Holdings) ever had, now have or hereafter can, shall or may have against any Released Party, including, without limitation, those Actions arising out of (i) the form and structure of the transactions relating to the Membership Rights Payments, (ii) the amount and form of consideration received by any Releasing Party in connection with the Membership Rights Payments, (iii) the transactions entered into in contemplation of or in connection with the Membership Rights Payments, including, without limitation, the Merger, and (iv) any such Releasing Parties’ ownership of the Class A Memberships, including, without limitation, any and all rights any Releasing Party may have under Section 311G of the Bylaws of NYMEX (the “Bylaws”); provided, however, that this waiver and release shall not apply to the respective rights and obligations of the Releasing Parties to receive the Merger Consideration, if applicable, to enforce their rights to receive the Membership Rights Payments under the Merger Agreement and to enforce their rights as provided under Section (C) of Article IV and under the second sentence of Article IX of the Certificate of Incorporation of NYMEX.

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Annex L

FORM OF WAIVER AND RELEASE

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

By executing this Waiver and Release, and effective upon acceptance of the Membership Rights Payment, the Class A Member, for itself and its past, present, and future direct and indirect subsidiaries, shareholders, members, equityholders, Affiliates, and its and their respective successors and assigns and, if the Class A Member is a natural person, for himself or herself, the Class A Member’s spouse, heirs, administrators, children, representatives, executors, successors and assigns, and any other person (natural or otherwise) acting or purporting to act on behalf of any of the foregoing (“Releasing Parties”), effective as of the Effective Time, hereby absolutely, unconditionally and irrevocably waives any right to and releases and forever discharges NYMEX Holdings, NYMEX, CME Group, Merger Sub, the CME Group Subsidiaries and each of their respective Affiliates, shareholders, related organizations, agents, employees, officers, directors, advisors, successors and assigns (collectively, the “Released Parties”) from any and all manner of causes of action, damages, liabilities, obligations, promises, judgments, claims and demands of any nature whatsoever, in law or in equity, of every kind and description, whether known or unknown, suspected, absolute or contingent (“Actions”), which such Releasing Parties (in any capacity whatsoever, including, without limitation, their capacities as stockholders of NYMEX Holdings) ever had, now have or hereafter can, shall or may have against any Released Party, including, without limitation, those Actions arising out of (i) the form and structure of the transactions relating to the Membership Rights Payments, (ii) the amount and form of consideration received by any Releasing Party in connection with the Membership Rights Payments, (iii) the transactions entered into in contemplation of or in connection with the Membership Rights Payments, including, without limitation, the Merger, and (iv) any such Releasing Parties’ ownership of the Class A Memberships, including, without limitation, any and all rights any Releasing Party may have under Section 311G of the Bylaws of NYMEX (the “Bylaws”); provided, however, that this waiver and release shall not apply to the respective rights and obligations of the Releasing Parties to receive the Merger Consideration, if applicable, to enforce their rights to receive the Membership Rights Payments under the Merger Agreement and to enforce their rights as provided under Section (C) of Article IV and under the second sentence of Article IX of the Certificate of Incorporation of NYMEX.

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